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                                                                    EXHIBIT 99.1


SIMULATION SCIENCES ACQUIRES BILES & ASSOCIATES

ACQUISITION BRINGS SIMSCI NEW TECHNOLOGY, NEW CUSTOMERS, NEW MARKETS

BREA, Calif.--BUSINESS WIRE)--Oct. 1, 1997--SIMULATION SCIENCES INC. (SIMSCI) (NASDAQ:SMCI) Wednesday announced it has acquired certain assets, including in-process research and development, of W.R. Biles & Associates Inc. for approximately $5.1 million.

W.R. Biles & Associates, a Houston-based corporation, provides process information management solutions to companies in the chemicals, pharmaceuticals, food and beverage, semiconductor, consumer products and other industries.

The acquisition includes the industry-proven AIM-Supervisor System and the new AIM/AT Suite of products and technology, which have been recognized for their open architecture, adherence to industry standards and ease of integration with enterprise systems such as R/3 from SAP.

The AIM/AT Suite leverages the Windows NT operating environment and employs a completely new architecture based on object-oriented technology and the client/server model.

Robert A. Harris, president and chief executive officer of Biles & Associates, said: "The SIMSCI-Biles combination creates a great opportunity for our customers to build upon the data management benefits we have provided by leveraging SIMSCI's simulation and optimization technology. We strongly believe that combining our technologies will increase the potential for Biles' customers to further improve their operating efficiencies."

Charles R. Harris, president and chief executive officer of SIMSCI, said: "We are impressed with the loyalty of the Biles customers. By choosing Biles, they have selected a best-in-class solution for process information management. We are committed to help them leverage this investment and extend its benefits through continuing to support their installations and by integrating the Biles' technology with SIMSCI's products.

"Our goal is to provide an enterprise optimization system based on accurate models and effective information management and integration technology to help manufacturers make more informed decisions on how to run their business to maximize profits," continued SIMSCI's Harris. "We believe Biles' products and technology will play a key role in our ability to achieve this goal."

Biles & Associates



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For more than 25 years, Biles & Associates has been a leading provider of information management and supervisory control software and engineering services to the process industries and discrete manufacturers worldwide. Biles believes in empowering customers to use AIM software in combination with other best-in-class products to build integrated solutions tailored to the customer's specific needs.

Biles & Associates' products are developed and serviced using processes certified to the ISO 9001 quality standard.

SIMSCI

Simulation Sciences is a leading provider of commercial simulation software and related services to the petroleum and industrial chemicals process industries, as well as the engineering and construction firms that support those industries.

SIMSCI's Windows-based graphical user interface and simulation software products are designed to increase profitability by reducing capital investment costs, improving yields and enhancing management decision making. SIMSCI maintains offices in the United States, Venezuela, Egypt, Germany, Singapore, the United Kingdom and Japan, and provides support and service to more than 650 customers in 70 countries.

For more information about SIMSCI, visit the SIMSCI Web site at http://www.simsci.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the ability of the technology to improve operating efficiencies and the company's ability to integrate the Biles technology with SIMSCI's products and into an enterprise optimization system. Actual results could differ materially as a result of a number of factors, including difficulty in assimilating the acquired technology, disruption of the company's ongoing business, additional unanticipated expenses associated with the transaction and impairment of relationships with employees and customers as a result of the transaction. There can be no assurance that SIMSCI will be successful in resolving such issues or other problems encountered in connection with the transaction. For additional discussion of factors which could materially adversely affect SIMSCI, please see SIMSCI's most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission.